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Exhibit 5.2

Montreal, January 12, 2016
Barristers & Solicitors / Patent & Trade-mark Agents
Aeterna Zentaris Inc. c/o Norton Rose Fulbright Canada LLP 1 Place Ville Marie, Suite 2500 Montreal, Quebec Canada, H3B 1R1	Norton Rose Fulbright Canada LLP 1 Place Ville Marie, Suite 2500 Montréal, Quebec H3B 1R1 CANADA F: +1 514.286.5474 nortonrosefulbright.com

Tel. +1 514.847.4747 Email elliot.shapiro@nortonrosefulbright.com

Ladies and Gentlemen:

Registration Statement on Form F-10 (Registration Number 333-208789)

        We refer to the registration statement on Form F-10 (File No. 333-208789, the "Registration Statement") filed by Aeterna Zentaris Inc. (the "Corporation") with the U.S. Securities and Exchange Commission.

        We hereby consent to all references to our firm in the Registration Statement, including the references in the Registration Statement under the captions "Enforceability of Civil Liabilities" and "Legal Matters".

Yours truly,

/s/ NORTON ROSE FULBRIGHT CANADA LLP

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.

Norton Rose Fulbright Canada LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright South Africa Inc and Norton Rose Fulbright US LLP are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com.

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  Exhibit 5.2